Exhibit 99.1

Dear Shareholder,

FNBH Bancorp, Inc. reported a net loss of $620,000 for the quarter ended March 31, 2010.  This compares to a net loss of $631,000 for the first quarter of 2009.  Both of the quarters included $1,200,000 of provision for loan loss expense.

Efforts to enhance non interest revenue and reduce non interest expense contributed favorably to first quarter 2010 financial results.  Non interest income increased by $68,000 (8.8%) and non interest expense was reduced by $418,000 (11.1%) compared to the same quarter of 2009.

At March 31, 2010, the Bank’s total capital to risk-weighted assets ratio and Tier One capital ratio were 6.37% and 4.29%, respectively.  These ratios are significantly less than minimum capital requirements imposed by the Bank’s primary regulator.  As discussed in prior shareholder letters, the terms of our Consent Order with the Office of the Comptroller of the Currency requires the Bank to maintain total capital of at least 11% of risk-weighted assets and Tier One capital equal to at least 8.50% of adjusted total assets.

While we have not been successful in reaching these targeted capital levels, we are continuing our efforts to raise capital for the Bank.  These efforts include meetings with potential investors, working with an investment banking firm and exploration of other alternatives.

Our first quarter 4.20% net interest margin compares favorably with the first quarter 2009 margin of 3.90%.  Both our loan loss reserve ratio of 6.04% and our net interest margin remain above peer average.

We continued to maintain balance sheet liquidity with $26.0 million in cash and cash equivalents and $22.8 million in investment securities at quarter end.

We look forward to interacting with those who can attend our May 20th Annual Shareholder Meeting.  The Board and management are appreciative of your support of each of the proposals to be voted upon at our Annual Meeting.

On behalf of the entire FNBH Bancorp family, thank you for your continued commitment to community banking and your investment in our Company.  Should you have any questions or comments, please call me at 517-545-2221 or visit me at our Howell main office.

Sincerely,

/s/ Ronald L. Long

Ronald L. Long

President and CEO

FNBH Bancorp, Inc.
Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,
Assets	2010	2009
Cash and due from banks	$25,853,293	$36,942,636
Short term investments	101,058	101,029
Total cash and cash equivalents	25,954,351	37,043,665

Investment securities:
Investment securities available for sale, at fair value	21,800,171	22,705,612
FHLBI and FRB stock, at cost	994,950	994,950
Total investment securities	22,795,121	23,700,562

Loans held for investment:
Commercial	225,058,581	235,937,243
Consumer	18,015,724	18,777,849
Real estate mortgage	18,577,550	19,330,658
Total loans held for investment	261,651,855	274,045,750
Less allowance for loan losses	(15,800,283)	(18,665,173)
Net loans held for investment	245,851,572	255,380,577
Premises and equipment, net	7,962,854	8,091,463
Other real estate owned, held for sale	6,278,738	3,777,119
Facilities held for sale, net	60,453	60,453
Accrued interest and other assets	4,715,500	4,336,526
Total assets	$313,618,589	$332,390,365

Liabilities and Shareholders' Equity
Liabilities
Deposits:
Demand (non-interest bearing)	$55,472,812	$65,643,739
NOW	47,785,170	50,642,881
Savings and money market	72,958,673	72,297,919
Time deposits	115,977,727	121,200,201
Brokered certificates of deposit	5,416,486	5,410,951
Total deposits	297,610,868	315,195,691
Other borrowings	-	413,970
Accrued interest, taxes, and other liabilities	2,126,973	2,404,440
Total liabilities	299,737,841	318,014,101

Shareholders' Equity
Preferred stock, no par value. Authorized 30,000 shares; no shares
issued and outstanding at March 31, 2010	-	-
Common stock, no par value. Authorized 7,000,000 shares at March 31, 2010 and December 31, 2009; 3,160,272 shares issued and at March 31, 2010 and
3,149,850 shares issued and outstanding at December 31, 2009	6,921,280	6,738,128
Retained earnings	6,020,916	6,641,060
Deferred directors' compensation	708,371	885,919
Accumulated other comprehensive income	230,181	111,157
Total shareholders' equity	13,880,748	14,376,264
Total liabilities and shareholders' equity	$313,618,589	$332,390,365

FNBH Bancorp, Inc.
Consolidated Statements of Operations (Unaudited)

	Three months ended March 31
	2010	2009
Interest and dividend income:
Interest and fees on loans	$3,445,008	$4,340,391
Interest and dividends on investment securities:
U.S. Treasury, agency securities and CMOs	210,621	368,298
Obligations of states and political subdivisions	73,277	150,935
Other securities	4,793	9,559
Interest on certificates of deposit	-	50,817
Interest on short term investments	89	10,887
Total interest and dividend income	3,733,788	4,930,887

Interest expense:
Interest on deposits	708,814	1,327,654
Interest on other borrowings	1,174	42,276
Total interest expense	709,988	1,369,930

Net interest income	3,023,800	3,560,957
Provision for loan losses	1,200,000	1,200,000
Net interest income after provision for loan losses	1,823,800	2,360,957

Noninterest income:
Service charges and other fee income	774,273	695,712
Trust income	71,571	81,770
Other	1,447	1,318
Total noninterest income	847,291	778,800

Noninterest expense:
Salaries and employee benefits	1,399,247	1,691,739
Net occupancy expense	284,374	335,819
Equipment expense	90,150	107,017
Professional and service fees	390,381	518,934
Printing and supplies	34,797	44,012
Computer service fees	117,101	106,651
Amortization expense	66,044	66,019
Director fees	16,950	23,353
Insurance	161,278	55,984
FDIC assessment fees	356,361	315,207
Loan collection and foreclosed property expenses	266,425	98,477
Net loss on sale/writedown of OREO and repossessions	31,250	179,996
Other	138,193	227,414
Total noninterest expense	3,352,551	3,770,622

Loss before federal income taxes	(681,460)	(630,865)

Federal income tax benefit	(61,316)	-
Net loss	$(620,144)	$(630,865)
Per share statistics:
Basic and Diluted EPS	$(0.19)	$(0.20)
Basic average shares outstanding	3,189,393	3,154,065
Diluted average shares outstanding	3,189,393	3,154,065